Liberty All-Star Growth Fund, Inc. N-2/A

Exhibit 99.n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-106675 on Form N-2 of our report dated February 15, 2018, relating to the financial statements and financial highlights of Liberty All-Star Growth Fund, Inc. (the ”Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Denver, Colorado
August 27, 2018